                                                                  EXHIBIT 4(44)

                                  $140,000,000

                      13 1/2% First Mortgage Notes due 2003

                                       of

                       Showboat Marina Casino Partnership
                       Showboat Marina Finance Corporation

                              --------------------

                          FIRST SUPPLEMENTAL INDENTURE
                            Dated as of March 1, 1999

                                     to the

                                    INDENTURE
                           Dated as of March 28, 1996

                              --------------------

                         Firstar Bank of Minnesota, N.A.
             (formerly known as American Bank National Association),

                                   as Trustee
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This FIRST SUPPLEMENTAL INDENTURE, dated as of March 1, 1999 (this "Supplemental
Indenture"), to the Indenture (as defined below) is by and between FIRSTAR BANK OF MINNESOTA, N.A. (formerly known as AMERICAN BANK NATIONAL ASSOCIATION), as Trustee (the "Trustee"), and SHOWBOAT MARINA CASINO PARTNERSHIP, an Indiana general partnership, and SHOWBOAT MARINA FINANCE CORPORATION, a Nevada corporation (collectively, the "Company").

                                    RECITALS

            A. The Company is a party to that certain Indenture, dated as of March 28, 1996 (the "Indenture"), pursuant to which the Company's First Mortgage Notes due 2003 (the "Notes") were originally issued.

            B. Section 9.02 of the Indenture provides that, with the consent of at least a majority in principal amount of the outstanding Notes, the Company and the Trustee may amend the Indenture and the Notes as set forth below (other than Section 4.16), and, with the consent of at least two-thirds of the principal amount of the outstanding Notes, the Company and the Trustee may amend
Section 4.16 of the Indenture as set forth below.

            C. Harrah's Operating Company, Inc., a Delaware corporation, has offered to purchase any and all of the Notes for cash, upon the terms and subject to the conditions set forth in that certain Offer to Purchase and Consent Solicitation dated February 12, 1999 and accompanying Letter of Transmittal and Consent (collectively, the "Offer to Purchase").

            D. Under the terms of the Offer to Purchase, holders that tender their Notes in accordance with the terms of the Offer to Purchase and who deliver a duly executed Letter of Transmittal and Consent are deemed to consent to certain amendments to the Indenture which would permanently delete or amend certain of the covenants, events of default and other related provisions of the Indenture (the "Proposed Amendments").

            E. In accordance with the terms of the Indenture, holders of more than two-thirds in principal amount of the Notes have tendered their Notes and consented to the Proposed Amendments to be effected by this Supplemental Indenture.
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            F. The Company has authorized the execution and delivery of this
Supplemental Indenture and the Trustee has received an Opinion of Counsel pursuant to Section 9.06 and 12.04 of the Indenture and an Officers' Certificate of the Company pursuant to Section 9.06 and 12.04 of the Indenture, and therefore the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture.

            G. All other conditions precedent and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement, enforceable in accordance with its terms (subject to the provisions of this Supplemental Indenture becoming operative as provided in
Section 2 below), have been performed and fulfilled.

            NOW, THEREFORE, the parties hereto agree as follows (defined terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Indenture):

1. Amendments to the Indenture.

      1.1 Deletions.

            (a) The text contained in each of the following Sections of the Indenture is hereby deleted in its entirety and replaced, in each case, with "Intentionally omitted.":

            Section 4.03 (Reports); Section 4.04 (Compliance Certificate);
            Section 4.05 (Taxes); Section 4.06 (Stay, Extension and Usury Laws);
            Section 4.07 (Restricted Payments); Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries); Section 4.09 (Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock); Section 4.10 (Asset Sales); Section 4.11 (Event of Loss); Section 4.12 (Transactions with Affiliates); Section 4.13 (Liens); Section 4.14 (Line of Business); Section 4.15 (Corporate or Partnership Existence); Section 4.16 (Change of Control); Section
            4.17 (Designation of Unrestricted Subsidiary); Section 4.18 (Maintenance of


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            Insurance); Section 4.22 (Restrictions on Leasing and Dedication of
            Property); Section 4.23 (Note Guarantees); Section 4.24 (Excess Cash Flow Offers); Section 4.25 (Use of Proceeds); Section 4.26 (Gaming Licenses); Section 4.27 (Construction); Section 4.28 (Transfer of Certificate of Suitability; Section 4.29 (Filing of First Preferred Ship Mortgage); Section 4.30 (Payment and Performance Bond); Section
            4.31 (Transfer of Certificate of Suitability).

            (b) All definitions set forth in Section 1.01 of the Indenture that relate to defined terms used solely in sections deleted hereby are deleted in their entirety.

      1.2 Amendments. The following Sections of the Indenture are hereby amended as set forth below:

            1.2.1 Section 5.01. Merger, Consolidation or Sale of Assets. Section
5.01 of the Indenture is hereby amended by (a) deleting the text in clause (iv) and replacing the deleted text with "Intentionally omitted;" (b) deleting the text in clause (v) and replacing the deleted text with "Intentionally omitted; and" and (c) deleting the text in clause (vi) and replacing the deleted text with "Intentionally omitted."

            1.2.2 Section 5.02. Successor Corporation Substituted. Section 5.02 of the Indenture is hereby amended by (a) deleting the text in clause (ii)(B) and replacing the deleted text with "Intentionally omitted," and (b) deleting the text in clause (ii)(C) and replacing the deleted text with "Intentionally omitted."

            1.2.3 Section 6.01. Events of Default and Remedies. Section 6.01 of the Indenture is hereby amended by (a) deleting the text contained in clauses
(iii), (vi) and (vii) and in each case, replacing the deleted text with "Intentionally omitted;" (b) deleting the text contained in clause (x) and replacing the deleted text with "Intentionally omitted; or" (c) deleting the text contained in clause (xi) and replacing the deleted text with "Intentionally omitted." and (d) deleting all references to "Note Guarantee or any" from clause
(viii).


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            1.2.4 Section 8.04. Conditions to Legal or Covenant Defeasance.
Section 8.04 of the Indenture is hereby amended by (a) deleting the text contained in clauses (iii) and (iv) and, in each case, replacing it with "Intentionally omitted;" and (b) deleting "and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions), each" from clause (viii).

      1.3 Additions. The following section is added to the Indenture:

            Section 11.07. No New Note Guarantees.

            Notwithstanding anything in this Article 11 to the contrary, the provisions of this Article 11 shall apply only to Subsidiaries of the Company that exist on or prior to the Acceptance Date (as such term is defined in the Offer to Purchase).

2. Confirmations; Effectiveness. As amended by this Supplemental Indenture, the Indenture and the Notes are ratified and confirmed in all respects, and the Indenture as so amended shall be read, taken and construed as one and the same instrument. The provisions of this Supplemental Indenture shall become operative only upon the Acceptance Date. This Supplemental Indenture may be executed in any number of counterparts, each of which counterparts together shall constitute but one and the same instrument.

3. Trust Indenture Act. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture or in the Indenture, which is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended (the "TIA"), such required provision of the TIA shall control.

4. Exchanged Notes. Pursuant to Section 9.05 of the Indenture, all Notes authenticated and delivered after the date hereof in exchange for or in lieu of any Notes theretofore issued shall have imprinted or stamped thereon a legend in substantially the following form:


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

                  "The Indenture has been amended pursuant to a First
            Supplemental Indenture dated as of March 1, 1999, copies of which are available from the Company or the Trustee."

5. Governing Law. This Supplemental Indenture shall be deemed governed by, and construed in accordance with, the internal laws of the State of New York, but without giving effect to applicable principles of conflicts of law thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

6. Rights of Trustee. Without limiting any other protections or rights afforded the Trustee at law, by contract or otherwise, the Trustee will be entitled to the full benefits afforded by Sections 7.02 and 7.03 of the Indenture in connection with its execution and delivery of this Supplemental Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.


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      IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

                                SHOWBOAT MARINA CASINO PARTNERSHIP,
                                an Indiana general partnership

                                By: SHOWBOAT MARINA PARTNERSHIP, an Indiana
                                    general partnership, its general partner

                                    By:   SHOWBOAT INDIANA INVESTMENT LIMITED
                                          PARTNERSHIP, a Nevada limited
                                          partnership, its general partner

                                          By:   SHOWBOAT INDIANA, INC., a Nevada
                                                corporation, its general partner

                                                By:  /s/ Colin V. Reed
                                                     -----------------
                                                   Colin V. Reed
                                                   Executive Vice President
                                                   and Secretary

                                SHOWBOAT MARINA FINANCE CORPORATION,
                                a Nevada corporation

                                By:   /s/  Charles L. Atwood
                                      -----------------------------
                                      Charles L. Atwood
                                      Vice President
                                      and Treasurer

      [Seal]

Attest:

By:  /s/  George W. Loveland, II
     ----------------------------
     George W. Loveland
     Assistant Secretary


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                                FIRSTAR BANK OF MINNESOTA, N.A.,
                                as Trustee

                                By:   /s/  Frank Leslie
                                     -----------------------------
                                     Frank Leslie
                                     Vice President

      [Seal]

Attest:

By:  /s/  Angela M. Weidell-LaBathe
     -----------------------------------
     Angela M. Weidell-LaBathe
     Assistant Vice President


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